FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-236441

Equitable Financial Life Insurance Company

Supplement dated May 21, 2020 to the most recent variable annuity prospectuses listed in Appendix A (on the reverse side)

The following hereby updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). We will send you another copy of any prospectus or supplement without charge upon request.

We offer services to several tax qualified and tax favored contracts to automatically send required minimum distribution withdrawals, including required minimum distribution-based withdrawals under the beneficiary continuation option and the RMD Wealth Guard death benefit, each year (the “Automated RMD Service”). There are, however, special rules governing required minimum distributions during 2020 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). These special rules impact, among other things, the administration of the Automated RMD Service, as indicated below.

If you are already enrolled in the Automated RMD Service, please note:

We will not generally send scheduled required minimum distribution withdrawals pursuant to the Automated RMD Service beginning on or about June 4, 2020 for the remainder of 2020. This means, for example, that if you are scheduled to receive your required minimum distribution on or about December 1st each year via the Automated RMD Service, you will not receive a payment in 2020. However, if, after consultation with your tax adviser and financial professional, you decide you want to receive a withdrawal equal to what would have been your required minimum distribution under the Automated RMD Service in 2020 but for the 2020 CARES Act suspension via the Automated RMD Service (the “2020 RMD Payment”), you can contact our service center and request a 2020 RMD Payment. Any 2020 RMD Payment will generally be made on the date originally scheduled in the Automated RMD Service.

If you are eligible for the Automated RMD Service but have not yet enrolled, please note that special rules will apply if you enroll this year:

1.

If we process your enrollment before June 4, 2020, the first payment under the Automatic RMD Service will generally be made in 2021 on the month and day indicated on your enrollment form (even if you indicated 2020 on the enrollment form). However, if, after consultation with your tax adviser and financial professional, you decide you want to receive a 2020 RMD Payment, you can contact our service center and request a 2020 RMD Payment.

2.

If we process your enrollment on or after June 4, 2020, the first payment under the Automatic RMD Service will generally be made on the month, day and year indicated on your enrollment form. If you indicated 2020 on the enrollment form, you will receive a 2020 RMD Payment. However, if, after consultation with your tax adviser and financial professional, you decide you do not want to receive a 2020 RMD Payment, you can contact our service center and request a 2021 start date.

Please read all disclosure in the Prospectus accordingly. You should consult your tax adviser and financial professional about your individual circumstances.

Distributed by affiliate Equitable Advisors, LLC and/or for certain contracts co-distributed by affiliate Equitable Distributors, LLC

1290 Avenue of the Americas, New York, NY 10104

Copyright 2020 Equitable Financial Life Insurance Company. All rights reserved.

Equitable Financial Life Insurance Company

1290 Avenue of the Americas, New York, NY 10104

212-554-1234

IM-10-20 (5.20) Global Annuities IR – Inforce/New Biz	Catalog No. 161729 (5.20)

Appendix A

Accumulator®

The Accumulator® Series

The Accumulator® Series 11.0

The Accumulator® Series 13.0

The Accumulator® Series 13A

EQUI-VEST® (Series 801)

Investment Edge® 15.0

Retirement Cornerstone® Series

Retirement Cornerstone® Series 12.0

Retirement Cornerstone® Series 13.0

Retirement Cornerstone® Series 15.0

Retirement Cornerstone® Series 15A

Retirement Cornerstone® Series 15B

Retirement Cornerstone® Series 17

Retirement Cornerstone® Series 17 Series E

Retirement Cornerstone® Series 19

Retirement Cornerstone® Series 19 Series E

Structured Capital Strategies®

Structured Capital Strategies® 16

Structured Capital Strategies® PLUS

Structured Capital Strategies® PLUS GuardSM

Accumulator® Advisor

Accumulator® (IRA, NQ, QP)

Accumulator® Elite®

Accumulator® Elite® II

Accumulator® ExpressSM

Accumulator® Plus®

Accumulator® Select®

Accumulator® Select® II

AXA Equitable Retirement Income for LifeSM

Income Manager® Accumulator®

Income Manager® Rollover IRA

Investment Edge®

Retirement Cornerstone® Series 15.0 Series E

Retirement Cornerstone® Series 15A Series E

Retirement Cornerstone® Series 15B Series E

Stylus®